QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

BPP LIQUIDATING TRUST ANNOUNCES
DISSOLUTION OF BURNHAM PACIFIC PROPERTIES, INC.

        SAN DIEGO, CA, June 28, 2002—The co-trustees of the BPP Liquidating Trust, Scott C. Verges and Douglas Wilson (the "Trustees"), today announced that Burnham Pacific Properties, Inc. (formerly NYSE: BPP) transferred its remaining assets to (and its remaining liabilities were assumed by) the Trustees in accordance with Burnham's Plan of Complete Liquidation and Dissolution, and that Burnham was dissolved. As previously announced by Burnham, June 27, 2002 (the "Record Date") was the last day of trading of Burnham common stock on the New York Stock Exchange, and Burnham's stock transfer books were closed as of the close of business on such date.

        The Trustees of the BPP Liquidating Trust also announced that Burnham filed a Form 15 with the Securities and Exchange Commission to terminate the registration of Burnham common stock under the Securities Exchange Act of 1934 and that Burnham will cease filing reports under that act. However, the Trustees will issue to beneficiaries of the BPP Liquidating Trust and file with the Commission annual reports on Form 10-K and current reports on Form 8-K.

        Under the terms of the Liquidating Trust Agreement executed by Burnham, Scott C. Verges and Douglas Wilson on June 28, 2002, each stockholder of Burnham on the Record Date (each, a "beneficiary") automatically became the holder of one unit of beneficial interest ("Unit") in the BPP Liquidating Trust for each share of Burnham common stock then held of record by such stockholder. All outstanding shares of Burnham common stock are automatically deemed cancelled, and the rights of beneficiaries in their Units will not be represented by any form of certificate or other instrument. Stockholders of Burnham on the Record Date are not required to take any action to receive their Units. The Trustees will maintain a record of the name and address of each beneficiary and such beneficiary's aggregate Units in the BPP Liquidating Trust. Subject to certain exceptions related to transfer by will, intestate succession or operation of law, the Units are not transferable, nor will a beneficiary have authority or power to sell or in any other manner dispose of any Units.

        The BPP Liquidating Trust was organized for the sole purpose of winding up Burnham's affairs and the liquidation of its assets. It is expected that from time to time the BPP Liquidating Trust will make distributions of its assets to beneficiaries, but only to the extent that such assets will not be needed to provide for the liabilities (including contingent liabilities) assumed by the BPP Liquidating Trust. No assurances can be given as to the amount or timing of any distributions by the BPP Liquidating Trust.

        For federal income tax purposes, stockholders of Burnham on the Record Date will be deemed to have received a pro rata share of the assets of Burnham transferred to the BPP Liquidating Trust, subject to such stockholder's pro rata share of the liabilities of Burnham assumed by the BPP Liquidating Trust. Accordingly, each stockholder will recognize gain or loss in an amount equal to the difference between (x) the fair market value of such stockholder's pro rata share of the assets of Burnham that were transferred to the BPP Liquidating Trust, subject to such stockholder's pro rata share of the liabilities of Burnham that were assumed by the BPP Liquidating Trust and (y) such stockholder's adjusted tax basis in the shares of Burnham common stock held by such stockholder on the Record Date.

        The BPP Liquidating Trust is intended to qualify as a "liquidating trust" for federal income tax purposes. As such, the BPP Liquidating Trust will be a complete pass-through entity for federal income tax purposes and, accordingly, will not itself be subject to federal income tax. Instead, for federal income tax purposes, stockholders of Burnham on the Record Date will be deemed to have received, and therefore own, a pro rata share of the assets transferred by Burnham to the BPP Liquidating Trust, subject to a pro rata share of Burnham's liabilities assumed by the BPP Liquidating Trust, and will be subject to the same federal income tax consequences with respect to the receipt, ownership or disposition of such assets as if such stockholder had directly received, owned or disposed of such assets, subject to such liabilities. Accordingly, distributions, if any, of the BPP Liquidating Trust's assets to beneficiaries of the BPP Liquidating Trust will not be taxable to such beneficiaries, though beneficiaries will be required to take into account, in accordance with their method of accounting, a pro rata share of the BPP Liquidating Trust's items of income, deduction, gain, loss or credit, regardless of the amount or timing of distributions to beneficiaries. The Trustees will furnish to beneficiaries of the BPP Liquidating Trust a statement of their pro rata share of the assets transferred by Burnham to the BPP Liquidating Trust, less their pro rata share of Burnham's liabilities assumed by the BPP Liquidating Trust. On a yearly basis, the Trustees also will furnish to beneficiaries a statement of their pro rata share of the items of income, gain, loss, credit and deduction of the BPP Liquidating Trust to be included on their tax returns. Stockholders of Burnham are urged to consult with their tax advisers as to the tax consequences to them of the establishment and operation of, and distributions, if any, by, the BPP Liquidating Trust.

        This press release contains forward-looking statements that predict or indicate future events that do not relate to historical matters. There are a number of important factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the following: the BPP Liquidating Trust may be unable to consummate sale transactions with respect to some or all of Burnham's remaining properties or such sales may be materially delayed; the BPP Liquidating Trust may not be able to complete the liquidation in a timely manner or realize proceeds from the sales of assets in amounts that will enable it to provide liquidating distributions to beneficiaries; and occupancy rates and market rents may be adversely affected by economic and market conditions which are beyond the Trustees' control, including imbalances in supply and demand for retail shopping center space and the financial condition of tenants.

QuickLinks

  Exhibit 99.1
BPP LIQUIDATING TRUST ANNOUNCES DISSOLUTION OF BURNHAM PACIFIC PROPERTIES, INC.